Exhibit 17.1

October 30, 2006

To the Board of Directors of

Elandia, Inc.

1500 Cordova Road

Suite 300

Fort Lauderdale, Florida 33316

RESIGNATION

Gentlemen:

I hereby tender my resignation as a Director of Elandia, Inc., effective immediately. This resignation is irrevocable and not due to any disagreement with Elandia, Inc.

I have been provided with a copy of the Form 8-K to be filed in connection with my resignation. I agree with the statements made in the Form 8-K.

Sincerely,

/s/ Sydney D. Camper III
Sydney D. Camper III

ACCEPTANCE

On behalf of the Board of Directors of Elandia, Inc., the undersigned hereby accepts the resignation of Sydney D. Camper III as a Director of Elandia, Inc., effective immediately.

/s/ David L. Levine
David L. Levine, Chairman